Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS STRONG 2016 FIRST QUARTER RESULTS

•	First quarter adjusted diluted EPS of $0.59 tops the prior year of $0.58.
•	Sales of $497.7 million were 5.5% higher than last year (5.1% in constant currency) driven by Commercial Aerospace (up 8.5% in constant currency).
•	10% increase in quarterly dividend from $0.10/share to $0.11/share.
•	FY2016 guidance maintained: adjusted diluted EPS of $2.44 to $2.56.

See Tables A & C for reconciliations to constant currency sales and Non-GAAP operating income and net income.

	Quarter Ended March 31,
(In millions, except per share data)	2016	2015	% Change

Net Sales	$497.7	$471.8	5.5%
Net sales change in constant currency			5.1%
Operating Income	83.9	82.6	1.6%
As a % of sales	16.9%	17.5%
Net Income	56.0	68.1	(17.8%)
Diluted net income per share	$0.59	$0.70	(15.7%)

Adjusted Net Income	56.0	56.5	(0.9%)
Adjusted diluted net income per share	$0.59	$0.58	1.7%

STAMFORD, CT. April 20, 2016 – Hexcel Corporation (NYSE: HXL), today reported strong first quarter results with adjusted diluted EPS of $0.59 on net sales of $497.7 million.

Chairman, CEO and President Nick Stanage commented, “This was a great start to the year for Hexcel, with solid execution leading to strong results. For the quarter, our adjusted diluted EPS of $0.59 was just above last year’s $0.58, on a constant currency sales increase of 5.1%. Even with the start-up of several new production lines for additional capacity to achieve our forecasted growth, we delivered a solid gross margin of 28.7% this quarter, as compared to the record 30.1% last year when we benefited from a favorable product mix.”

Commercial Aerospace sales, which account for 70% of our total sales, were 8.5% higher than last year in constant currency. Sales growth was led by the A350 XWB and the A320neo. Space & Defense sales account for 16% of our total sales and were 10.7% lower in constant currency than last year. Industrial sales were 10.6% higher in constant currency than last year, led by the acquisition of Formax.

Our guidance was for full year 2016 Space & Defense sales to be stable compared with last year.  While our first quarter sales were in-line with our expectations, our current outlook for the rest of 2016 is that it will be challenging to achieve our full year guidance for Space & Defense sales. However additional Commercial Aerospace and Industrial sales are expected to offset any shortfall allowing us to maintain our full year sales guidance.

Looking ahead, Mr. Stanage said, “With the strong start to the year, we remain confident in achieving our 2016 guidance of adjusted diluted EPS of $2.44 to $2.56 on sales of $1.97 to $2.07 billion. The Company’s focus in 2016 remains driving manufacturing throughput, capacity expansion and superior execution to prepare for the substantial production ramp up of new programs, led by Commercial Aerospace.”

The Company is increasing its quarterly dividend 10%, from 10 cents per share to 11 cents per share. Mr. Stanage commented, “This reflects confidence in our ability to grow the business and consistently deliver strong operating performance. Our robust outlook and strong balance sheet enables us to increase dividends to our stockholders while we continue to invest in capacity to support our growth.”

Markets

Commercial Aerospace

•

Commercial Aerospace sales of $350.3 million increased 9.4% (8.5% in constant currency) for the quarter as compared to the first quarter of 2015. Revenues attributed to new aircraft programs (B787, A350 XWB, A320neo and B737 MAX) increased over 50% versus the same period last year, with A350 XWB shipments leading the growth. Airbus and Boeing legacy aircraft related sales for the quarter were down slightly compared to the first quarter of 2015, but above the 2015 second half run rate.

•

Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, were down about 15% from the strong first quarter of 2015, but more than 10% above the second half 2015 run rate.

Space & Defense

•

Space & Defense sales of $79.3 million were 10.8% lower (10.7% lower in constant currency) than the first quarter of 2015. Rotorcraft sales comprise just over half of Space & Defense sales and accounted for all of the decrease over last year, as sales were at the same run rate as the second half of 2015.

Industrial

•

Total Industrial sales of $68.1 million for the first quarter of 2016 were 8.8% higher (10.6% higher in constant currency) than the first quarter of 2015. As expected, wind energy sales (which account for more than half of the total Industrial sales) were stable compared to last year, with the growth in Industrial sales coming from the Formax acquisition.

Operations

•

Gross margin for the first quarter of 2016 was a solid 28.7% as compared to the record 30.1% for the first quarter of 2015. While gross margin benefited from favorable product mix last year, additional costs were incurred this year related to the start-up of several new production lines for capacity to achieve our forecasted growth. Operating income in the 2016 first quarter was $83.9 million or 16.9% of sales as compared to $82.6 million or 17.5% of sales in 2015. Depreciation and amortization was $3.9 million higher this quarter than a year ago. The 2016 operating income percentage as compared to 2015 was higher by about 50 basis points from exchange rates.

•	Selling, general and administrative expenses were $0.7 million higher than the first quarter of 2015, while research and technology expenses were $0.8 million lower than the comparable 2015 period.

Cash and other

•

The tax provision was $22.7 million for the quarter, an effective rate of 29.0%.  The quarter included a benefit of $1.2 million from the early adoption of Accounting Standards Update 2016-09 regarding the accounting for share-based payments. The adoption was on a prospective basis and therefore had no impact on prior years. Excluding this discrete benefit, the Company’s effective tax rate was 30.5%, in line with our full year expectations. The tax provision for the first quarter of 2015 was $12.9 million, as the quarter included benefits of $11.6 million primarily related to the release of reserves for uncertain tax positions. Excluding the $11.6 million benefit, the Company’s effective rate for the first quarter of 2015 was 30.4%.

•

Free cash flow for the first quarter of 2016 was a use of $75 million versus a use of $110 million in 2015, as seasonal effects cause significant working capital cash usage in the first quarter. Working capital usage in the first quarter of 2016 was $91 million versus a usage of $113 million in first quarter of 2015, primarily due to timing. Cash payments for capital expenditures primarily related to capacity expansions were $85 million in the first quarter of 2016 ($73 million on an accrual basis) as compared to $95 million in the first quarter of 2015. Free cash flow is defined as cash provided from operating activities less cash paid for capital expenditures.

•

Total debt, net of cash, as of March 31, 2016 was $665 million, an increase of $140 million from December 31, 2015. During the quarter, the Company used $35 million to repurchase shares of its common stock and has $169 million remaining under the authorized share repurchase program.

•

As announced today, the Board of Directors approved a 10% increase in the quarterly dividend from $0.10 per share to $0.11 per share. The dividend will be payable to stockholders of record as of May 4, 2016, with a payment date of May 11, 2016.

2016 Outlook (unchanged)

•	Sales of $1.97 to $2.07 billion.
•	Adjusted diluted earnings per share of $2.44 to $2.56.
•	Free cash flow of $20 to $60 million.
•	Accrual basis capital expenditures of $280 to $320 million.

*****

Hexcel will host a conference call at 10:00 A.M. ET, tomorrow, April 21, 2016 to discuss the first quarter results and respond to analyst questions.  The telephone number for the conference call is (416) 204-9271 and the confirmation code is 6149709.  The call will be simultaneously hosted on Hexcel’s web site at http://www.media-server.com/m/acs/b4ad870caa958f593c1d02efeee379dd. Replays of the call will be available on the web site for approximately three days.

*****

Hexcel Corporation is a leading advanced composites company. It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications such as wind turbine blades.

*****

Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the markets we serve (including changes in commercial aerospace revenues, the estimates and expectations based on aircraft production rates provided or publicly available by Airbus, Boeing and others, the revenues we may generate from an aircraft model or program, the impact of delays in the startup or ramp-ups of new aircraft programs, the outlook for space & defense revenues and the trend in wind energy and other industrial applications, including whether certain programs might be curtailed or discontinued or customers’ inventory levels reduced); our ability to maintain and improve margins in light of the current economic environment; the success of particular applications as well as the general overall economy; our ability to manage cash from operating activities and capital spending in relation to future sales levels such that the Company funds its capital spending plans from cash flows from operating activities, but, if necessary, maintains adequate borrowings under its credit facilities to cover any shortfalls; and the impact of the above factors on our expectations of all financial results for 2016 and beyond. The loss of, or significant reduction in purchases by Airbus, Boeing, Vestas, or any of our other significant customers could materially impair our business, operating results, prospects and financial condition. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changes in currency exchange rates, changing market conditions, increased competition, inability to install, staff and qualify necessary capacity or achievement of planned manufacturing improvements, conditions in the financial markets, product mix, achieving expected pricing and manufacturing costs, availability and cost of raw materials, supply chain disruptions, work stoppages or other labor disruptions and changes in or unexpected issues related to environmental regulations, legal matters, interest rates and tax codes.  Additional risk factors are described in our filings with the SEC.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information
Michael Bacal
(203) 352-6826
michael.bacal@hexcel.com

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
	Unaudited
	Quarter Ended March 31,
(In millions, except per share data)	2016	2015
Net sales	$497.7	$471.8
Cost of sales	354.7	330.0

Gross margin	143.0	141.8
% Gross margin	28.7%	30.1%

Selling, general and administrative expenses	47.4	46.7
Research and technology expenses	11.7	12.5

Operating income	83.9	82.6

Interest expense, net	5.6	1.9

Income before income taxes and equity in earnings from affiliated companies	78.3	80.7
Provision for income taxes	22.7	12.9

Income before equity in earnings from affiliated companies	55.6	67.8
Equity in earnings from affiliated companies	0.4	0.3

Net income	$56.0	$68.1

Basic net income per common share:	$0.60	$0.71

Diluted net income per common share:	$0.59	$0.70

Weighted-average common shares:

Basic	93.4	96.2
Diluted	94.8	97.9

Hexcel Corporation and Subsidiaries Condensed Consolidated Balance Sheets
	Unaudited
(In millions)	March 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$24.2	$51.8
Accounts receivable, net	310.1	234.0
Inventories	333.1	307.2
Prepaid expenses and other current assets	24.5	40.8
Total current assets	691.9	633.8

Property, plant and equipment	2,197.4	2,099.4
Less accumulated depreciation	(705.7)	(673.8)
Property, plant and equipment, net	1,491.7	1,425.6

Goodwill and other intangible assets, net	76.5	58.9
Investments in affiliated companies	20.9	30.4
Other assets	40.6	38.7
Total assets	$2,321.6	$2,187.4

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of capital lease	$0.9	$—
Accounts payable	142.6	148.9
Accrued liabilities	120.7	143.7
Total current liabilities	264.2	292.6

Long-term debt and non-current capital lease	688.0	576.5
Other non-current liabilities	151.9	138.7
Total liabilities	1,104.1	1,007.8

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 106.4 shares issued at March 31, 2016 and 106.0 shares issued at December 31, 2015	1.1	1.1
Additional paid-in capital	727.4	715.8
Retained earnings	1,091.4	1,044.4
Accumulated other comprehensive income	(103.5)	(123.9)
	1,716.4	1,637.4
Less – Treasury stock, at cost, 13.5 and 12.5 shares at March 31, 2016 and December 31, 2015, respectively.	(498.9)	(457.8)
Total stockholders' equity	1,217.5	1,179.6
Total liabilities and stockholders' equity	$2,321.6	$2,187.4

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
	Unaudited
	Year to Date Ended March 31,
(In millions)	2016	2015

Cash flows from operating activities
Net income	$56.0	$68.1

Reconciliation to net cash provided by operating activities:
Depreciation and amortization	22.2	18.3
Amortization of deferred financing costs	0.3	0.3
Deferred income taxes	13.1	11.3
Equity in earnings from affiliated companies	(0.4)	(0.3)
Stock-based compensation expense	10.5	12.0
Excess tax benefits on stock-based compensation	—	(8.5)

Changes in assets and liabilities:
Increase in accounts receivable	(68.8)	(70.3)
Increase in inventories	(20.7)	(37.9)
Decrease in prepaid expenses and other current assets	(2.0)	0.9
Increase (decrease) in accounts payable/accrued liabilities	0.8	(5.3)
Other – net	(0.7)	(3.2)
Net cash provided by (used in) operating activities (a)	10.3	(14.6)

Cash flows from investing activities
Capital expenditures (b)	(85.4)	(95.0)
Business acquired, net of cash acquired	(8.6)	—
Net cash used in investing activities	(94.0)	(95.0)

Cash flows from financing activities
Borrowings from senior credit facility	111.0	65.0
Repayments of other debt, net	(6.9)	(1.1)
Dividends paid	(9.3)	(9.6)
Stock repurchases	(34.9)	—
Activity under stock plans	(5.0)	10.4
Net cash provided by financing activities	54.9	64.7

Effect of exchange rate changes on cash and cash equivalents	1.2	(3.3)
Net decrease in cash and cash equivalents	(27.6)	(48.2)
Cash and cash equivalents at beginning of period	51.8	70.9
Cash and cash equivalents at end of period	$24.2	$22.7

Supplemental Data:
Free cash flow (a)+(b)	$(75.1)	$(109.6)
Accrual basis additions to property, plant and equipment	$73.3	$66.5

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended March 31, 2016 and 2015				(Unaudited)	Table A
(In millions)	As Reported			Constant Currency (a)
Market	2016	2015	B/(W) %	FX Effect (b)	2015	B/(W) %
Commercial Aerospace	$350.3	$320.3	9.4	$2.7	$323.0	8.5
Space & Defense	79.3	88.9	(10.8)	(0.1)	88.8	(10.7)
Industrial	68.1	62.6	8.8	(1.0)	61.6	10.6
Consolidated Total	$497.7	$471.8	5.5	$1.6	$473.4	5.1
Consolidated % of Net Sales	%	%			%
Commercial Aerospace	70.4	67.9			68.2
Space & Defense	15.9	18.8			18.8
Industrial	13.7	13.3			13.0
Consolidated Total	100.0	100.0			100.0
(a)

To assist in the analysis of our net sales trend, total net sales and sales by market for the quarter ended March 31, 2015 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2016 and are referred to as “constant currency” sales.

(b)	FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information		(Unaudited)		Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
First Quarter 2016
Net sales to external customers	$395.8	$101.9	$—	$497.7
Intersegment sales	18.1	—	(18.1)	—
Total sales	413.9	101.9	(18.1)	497.7
Operating income (loss)	90.8	12.3	(19.2)	83.9
% Operating margin	21.9%	12.1%		16.9%

Depreciation and amortization	20.4	1.8	—	22.2
Stock-based compensation expense	3.1	0.6	6.8	10.5
Accrual based additions to capital expenditures	70.0	3.3	—	73.3
First Quarter 2015
Net sales to external customers	$367.4	$104.4	$—	$471.8
Intersegment sales	20.4	0.1	(20.5)	—
Total sales	387.8	104.5	(20.5)	471.8
Operating income (loss)	89.2	14.7	(21.3)	82.6
% Operating margin	23.0%	14.1%		17.5%

Depreciation and amortization	16.7	1.5	0.1	18.3
Stock-based compensation expense	3.6	0.5	7.9	12.0
Accrual based additions to capital expenditures	62.1	4.4	—	66.5

(a)	We do not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP and Non-GAAP (adjusted) Operating Income and Net Income		Table C
	Unaudited
	Quarter Ended March 31,
(In millions)	2016	2015

GAAP operating income	$83.9	$82.6
- Stock-based compensation expense	10.5	12.0
- Depreciation and amortization	22.2	18.3
EBITDA	$116.6	$112.9

	Unaudited
	Quarter Ended March 31,
	2016		2015
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS

GAAP net income	$56.0	$0.59	$68.1	$0.70
- Discrete tax benefits (a)	—	—	(11.6)	(0.12)
Adjusted net income	$56.0	$0.59	$56.5	$0.58

(a)	The 2015 first quarter includes benefits of $11.6 million primarily related to the release of reserves for uncertain tax positions.

Management believes that sales measured in constant dollars, EBITDA, adjusted net income, adjusted diluted net income per share and free cash flow (defined as cash provided by operating activities less cash payments for capital expenditures), which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of Hexcel’s liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	March 31,	December 31,	March 31,
(In millions)	2016	2015	2015

Current portion of capital lease and other current debt	$0.9	$—	$0.2
Non-current portion of capital lease	0.4	—	—
Long-term credit facility	391.0	280.0	480.0
Unsecured bonds, net	296.6	296.5	—
Total long-term debt	688.0	576.5	480.0
Total Debt	688.9	576.5	480.2
Less: Cash and cash equivalents	(24.2)	(51.8)	(22.7)
Total debt, net of cash	$664.7	$524.7	$457.5